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                                                                   EXHIBIT 10.18
                             AGREEMENT OF EMPLOYMENT
                             -----------------------


         THIS AGREEMENT OF EMPLOYMENT ("Agreement") is made and entered into as of March 13, 2000 by and between DPEC, INC., an Ohio corporation having its principal office at Building 3, 851 West Third Street, Columbus, Ohio (the "Company"), and Angus J. Carroll ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ Employee as the Chief Operating Officer of the Company and Employee desires to be so employed by the Company; and

         WHEREAS, the Company and Employee desire to enter into this Agreement to set forth their mutual understanding as to the terms and conditions of Employee's employment by the Company.

         It is therefore agreed between the parties as follows:

         1. EMPLOYMENT. The Company agrees to employ Employee as the Company's Chief Operating Officer and Employee, in consideration of such employment, hereby accepts such employment. Employee shall report directly to the Company's Chief Executive Officer and shall be responsible for the day-to-day operations of the Company. During the term of his employment with the Company, Employee shall perform faithfully, diligently and competently those duties and responsibilities given to him from time to time by the Company's Chief Executive Officer or its Board of Directors. Unless otherwise approved in advance by the Company's Board of Directors, Employee shall devote his full business time and energy exclusively to the business and affairs of the Company and in no event shall Employee engage in any outside activities which would be reasonably expected to affect the Company adversely or which would divert substantial time or effort from the business affairs of the Company. Employee certifies to the Company that he is eligible to work in the United States during the entire employment term. Prior to the Commencement Date, Employee shall provide satisfactory proof to the Company of such eligibility.

         2. TERM. Employee's term of employment with the Company pursuant to this Agreement shall begin as of March 13, 2000 (the "Commencement Date") and shall continue until terminated by the Company or Employee pursuant to Section 4 hereof. Employee shall be an "employee-at-will" of the Company.

         3. COMPENSATION AND BENEFITS. Except as otherwise provided upon a termination of Employee's employment pursuant to Section 4 hereof, the Company shall compensate Employee and provide the benefits as set forth in this Section
3. In addition, the Company shall reimburse Employee or pay directly for reasonable business expenses incurred by him during his employment term in accordance with the Company's standard policy for reimbursing employment-related expenses.

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                  3.1      BASE SALARY. The Company shall pay Employee an annual
base salary of not less than $225,000 (prorated for any partial calendar year) during each calendar year of employment hereunder. Commencing January 1, 2000, Employee will also be eligible for an annual salary review by the Compensation Committee (the "Committee") of the Company's Board of Directors and his annual base salary for the following calendar year may be increased (but not decreased) by the Committee based on such criteria as the Committee shall determine.

                  3.2 BONUS. Employee shall be eligible to participate in the Company's executive bonus plan, as such plan may be amended from time-to-time by the Committee. Bonuses will be awarded by the Company to Employee based upon the achievement of personal performance goals, quarterly Company goals and quarter-to-date Company goals that are mutually agreeable to Employee and the Chief Executive Officer and that are approved by the Committee. During calendar year 2000, Employee's targeted bonus will be $20,000 per calendar quarter ($80,000 annualized). Any bonus awarded to Employee for a calendar quarter shall be paid by the Company by the end of the month following such calendar quarter.

                  3.3 STOCK OPTIONS. Effective as of the Commencement Date, the Company shall grant to Employee a stock option to purchase 487 shares of the Company's common shares at an exercise price equal to the fair market value of the shares on the Commencement Date, as determined by the Committee in good faith. In addition, prior to the end of the first quarter of calendar year 2001, the Company shall grant to Employee a stock option to purchase an additional 243 common shares at an exercise price equal to the fair market value of the shares on the grant date, as determined by the Committee in good faith. Such options shall be designed to qualify as "incentive" stock options for federal income tax purposes and shall vest over three years, one-third of the options shall vest on each of the first, second and third year anniversaries of the grant date, subject to accelerated vesting upon a "change of control" of the Company. As a condition of receiving the initial grant of options, Employee shall execute and deliver to the Company the standard Employee Buy-Sell Agreement, a copy of which has previously been provided to Employee.

                  3.4 RELOCATION EXPENSES. The Company shall reimburse Employee for his reasonable expenses, but not to exceed $100,000, of relocating to Columbus, Ohio, which reimbursement shall be made in accordance with the Company's standard policy for reimbursing employment-related expenses.

                  3.5 OTHER BENEFITS. Subject to the terms and conditions of the Company's employee benefit plans and other benefit arrangements, Employee shall be eligible to participate in the employee benefit plans and other benefits that the Company makes available from time-to-time to its executive officers, as such plans and benefits may be amended from time-to-time by the Company. The plans and benefits that the Company currently offers to its executive officers are described in its Employee Handbook, a copy of which has previously been provided to Employee. Notwithstanding anything to the contrary contained in this Section 3.5, Employee shall not be entitled to participate in the Company's medical plan during the first six months following the Commencement Date. In lieu of such participation in the Company's medical plan, the Company shall reimburse Employee, in an amount not to exceed $750 per month, for


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the premiums he is required to pay to maintain coverage during such period under the medical plan provided by his previous employer, which reimbursement shall be made in accordance with the Company's standard policy for reimbursing employment-related expenses.

         4.       TERMINATION OF AGREEMENT.

                  4.1 FOR CAUSE. The Company may terminate Employee's employment at any time for cause (as defined below) effective immediately upon written notice to Employee. In such event, Employee shall receive his salary through the effective date of termination and any bonus payments awarded by the Company but not yet paid to Employee prior to such date, and the Company shall have no further obligation to Employee under this Agreement. Such amounts shall be paid by the Company within thirty (30) days of the effective date of such termination. For purposes of this Agreement, "cause" shall mean (a) conviction of any felony or crime involving dishonesty; (b) participation in any act of fraud or dishonesty against or involving the Company; (c) willful breach of any Company policy; (d) material breach of this Agreement; or (e) conduct by Employee which in the good faith determination of the Company's Board of Directors demonstrates Employee's unfitness to serve as Chief Operating Officer of the Company.

                  4.2 DISABILITY. Employee's employment may be terminated, at the option of the Company or Employee, if during the term hereof the Employee is under a disability, meaning because of ill health, physical or mental disability, or for any other disability ("disability"), the Employee shall have been continuously unable or shall have otherwise failed to perform the essential functions of his job hereunder for ninety (90) consecutive working days. Provided, however, that if the question of disability is raised, Employee shall submit to a medical examination by three physicians who shall determine whether Employee is disabled, one of whom shall be appointed by the Company, one of whom shall be appointed by Employee or his representative, and one of whom shall be appointed by the first two appointed physicians. The decision of any two of the three physicians shall be final and binding. In the event of the termination of Employee's employment due to disability, the Company will pay Employee his salary through the end of month in which such termination upon disability occurs and all bonus payments awarded by the Company but not yet paid to Employee prior to his termination for disability. Such amounts shall be paid by the Company within thirty (30) days following the effective date of such termination. This
Section 4.2 will be applied consistent with the Company's obligations under applicable federal and state law, including without limitation the Americans with Disabilities Act.

                  4.3 DEATH. This Agreement shall be terminated on the death of Employee effective as of the date of his death. Employee's spouse or estate, as the case may be, shall be entitled to retain the Employee's salary installment for the month in which he dies and shall be entitled to all bonus payments awarded by the Company but not yet paid to Employee prior to his death. Such amounts shall be paid by the Company within thirty (30) days after the date of death.

                  4.4 BY EMPLOYEE OTHER THAN FOR GOOD REASON. If Employee terminates his employment with the Company other than for good reason (as defined below), Employee shall


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receive his salary through the effective date of termination and all bonus payments awarded by the Company but not yet paid to Employee prior to such date, and the Company shall have no further obligation to Employee under this Agreement. Such amounts shall be paid by the Company within thirty (30) days from the effective date of such termination.

                  4.5 BY THE COMPANY OTHER THAN FOR CAUSE OR BY EMPLOYEE FOR GOOD REASON. If the Company terminates Employee's employment with the Company other than for cause or other than by reason of Employee's death or disability or if Employee terminates his employment with the Company for good reason, the Company shall continue to pay Employee his salary in effect on the effective date of the termination for a period of twelve (12) months following the effective date of his termination. In addition, the Company shall pay to Employee all bonus payments awarded by the Company but not yet paid to Employee prior to such date which amounts shall be paid within thirty (30) days of the effective date of such termination. For purposes of this Agreement, "good reason" shall mean (a) the assignment of duties or responsibilities to Employee that are inconsistent in any material respect with his position as Chief Operating Officer of the Company other than any such action that is remedied by the Company within thirty (30) business days after receipt of notice thereof from Employee; or (b) any failure by the Company to comply in any material respect with any provision of this Agreement other than any such failure that is remedied by the Company within thirty (30) business days after receipt of notice thereof from Employee. A termination of employment by Employee for good reason shall be effectuated by Employee giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes good reason. A termination of employment by the Employee for good reason shall be effective at the close of business on the thirtieth (30th) business day following the date when the notice of proposed termination for good reason is given; PROVIDED, that such a termination of employment shall not become effective if the Company shall have corrected the circumstances giving rise to the notice of proposed termination within such period.

         5.       COVENANT NOT TO COMPETE.

                  5.1 NONCOMPETITION. At all times during the term of Employee's employment, and for a period of one (1) year thereafter, Employee agrees that he will not, directly or indirectly, anywhere in the Restricted
Territory: (a) enter into or in any manner take part in any business or endeavor, either as an employee, agent, independent contractor, owner or otherwise, which directly or indirectly competes with the Company, (b) divert or attempt to divert from the Company any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers of the Company with whom Employee may have dealt at any time or who were customers of the Company on the date of termination of Employee's employment or had been customers of the Company prior thereto, or (c) divert or attempt to divert from the Company any person employed by the Company by influencing or attempting to influence such person to leave the Company's employ. For purposes of this Agreement, "Restricted Territory" means (x) during the term of Employee's employment, anywhere in the World and (y) during the one
(1) year period after the termination of Employee's employment, only those countries where the Company had a reseller of its products as of the termination date and/or where the Company did more than $10,000 of business in the one (1) year period prior to the termination date.


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                  5.2      ACKNOWLEDGMENT AND AGREEMENT. The Company and
Employee each hereby acknowledge and agree as follows:

                           (a)      The covenants, restrictions and obligations
set forth in Section 5.1 above are founded upon valuable consideration and are reasonable in duration and geographic scope;

                           (b)      In the event of a breach or threatened
breach by Employee of any of the covenants, restrictions, agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company's right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, the Company will be entitled to injunctive relief;

                           (c)      The time period and geographical area set
forth in Section 5.1 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Employee agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for litigation to enforce such restriction or covenant; and

         6.       CONFIDENTIAL INFORMATION AND INVENTIONS.

                  6.1 CONFIDENTIALITY. Employee shall not at any time disclose, distribute, publish, communicate or in any way cause to be disclosed, distributed, published, or communicated in any way, Confidential Information (as defined herein), or any part thereof, to any person, firm, corporation, association, or any other operation or entity except on behalf of the Company, in performance of Employee's duties for the Company, and Employee further agrees not to use or permit the reproduction of any Confidential Information except on behalf of the Company in Employee's capacity as an employee of the Company. Employee shall take all reasonable care to avoid the unauthorized disclosure or use of any Confidential Information. Employee hereby assumes responsibility for and shall indemnify and hold harmless the Company from and against any disclosure or use of the Confidential Information in violation of this Agreement.

                  6.2 CONFIDENTIAL INFORMATION. For the purpose of this Agreement, "Confidential Information" shall mean any written or unwritten information which relates to and/or is used in the Company's business (including, without limitation, information related to the names, addresses, buying habits and other special information regarding past, present and


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potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and suppliers; all agreements, files, books, logs, charts, records, studies, reports, processes, schedules and statistical information relating to the Company; all products, services, programs and processes sold, and all software licensed or developed by the Company; data, plans and specifications, present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software; ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries and developments of the Company; and finances and financial information of the Company) which the Company deems confidential and proprietary, which is generally not known to others outside the Company, and which gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. "Confidential Information" shall not include general industry information or information which is publicly available or otherwise known to those persons working in the area of the business of the Company or is otherwise in the public domain without breach of this Agreement or information which Employee has lawfully acquired from a source other than the Company. "Confidential Information" specifically includes information received by the Company from others, including the Company's clients, that the Company has an obligation to treat as confidential and also includes any confidential information acquired or obtained by Employee while in the employment of any of the Company's subsidiary companies or any company which has been acquired by the Company.

                  6.3 INVENTION OWNERSHIP. With respect to information, inventions and discoveries developed, made or conceived by Employee, either alone or with others, at any time during Employee's employment by the Company whether prior to or hereafter and whether or not within normal working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by Employee) is considering engaging, Employee agrees:

                           (a)      that all such information, inventions and
discoveries, whether or not patented or patentable, shall be and remain the sole property of the Company;

                           (b)      to disclose promptly to an authorized
representative of the Company all such information, inventions and discoveries and all information in Employee's possession as to possible applications and uses thereof;

                           (c)      not to file any patent applications relating
to any such invention or discovery except with the prior consent of an authorized representative of the Company; and

                           (d)      at the request of the Company, and without
expense to Employee, to execute such documents and perform such other acts as the Company deems necessary, to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company,


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and to assign to the Company or its designee such inventions and all patent applications and patents relating thereto.

                  6.4 CONFIDENTIALITY OF INVENTIONS. With respect to the information, inventions and discoveries referred to in Section 6.3, and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials, or otherwise (except such as is generally available through publication) obtained by Employee during or as a result of his employment by the Company and relating to any product, service, process, or apparatus or to any use of any of them, or to materials, tolerances, specifications, costs (including manufacturing costs), prices, or to any plans of the Company, Employee agrees:

                           (a)      to hold all such information, inventions and
discoveries in strict confidence and not to publish or otherwise disclose any thereof except with the prior consent of an authorized representative of the Company;

                           (b)      to take all reasonable precautions to assure
that all such information, inventions, and discoveries are properly protected from access by unauthorized persons;

                           (c)      to make no use of any such information,
invention, or discovery except as required or permitted in the performance of Employee's duties for the Company; and

                           (d)      upon termination of Employee's employment by
the Company, or at any time upon request of the Company, to deliver to the Company all graphic materials and all substances, models, prototypes and the like containing or relating to any such information, invention, or discovery, all of which graphic materials and other things shall be and remain the sole property of the Company. The term "graphic materials" includes letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies thereof.

                  6.5 DURATION OF OBLIGATIONS. The obligations under Sections 6.1, 6.3 and 6.4 hereof shall remain in effect throughout Employee's employment by the Company and ever thereafter, unaffected by any transfer(s) between the Company and its affiliate(s), and without regard to the reason for termination of such employment.

         7. ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned nor may the duties hereunder be delegated by Employee. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the "Company" shall then be deemed to include the successor or affiliated


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business or corporation to which the Company assigned or otherwise transferred its rights hereunder.

         8. COUNTERPARTS. This Agreement may be executed in two counterparts, any one of which shall constitute an original without reference to the other.

         9. SEVERABILITY. Each of the provisions of this Agreement shall stand independently and severably, and the invalidity of any one provision or portion thereof shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected thereby.

         10. APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of Ohio.

         11. ENTIRE AGREEMENT. This Agreement supercedes and replaces all other understandings and agreements, whether oral or in writing, between the parties concerning the subject matter of this Agreement, including without limitation the letter dated February 9, 2000 from Carol Clark to Employee. No amendment or waiver of this Agreement or any provision hereof shall be binding upon either party unless it is contained in a writing signed by both parties.

         IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.


                                           COMPANY

                                           DPEC, INC.

                                           By:  /s/ Carol A. Clark
                                               Carol A. Clark, Chief Executive
                                               Officer


                                           EMPLOYEE

                                           /s/ Angus J. Carroll
                                           Angus J. Carroll


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